Exhibit 10.18
DOVER CORPORATION
SENIOR EXECUTIVE CHANGE-IN-CONTROL SEVERANCE PLAN
Introduction
This Dover Corporation Senior Executive Change-in-Control Severance Plan (the “Plan”) sets forth the policy of Dover Corporation, a Delaware corporation (“Dover”), and each of its Subsidiaries (as defined in Article 14) which employs an “Eligible Executive” (as defined in Article 1) with respect to “Severance Payments” (as defined in Article 5) payable to an Eligible Executive under the Plan (Dover and such Subsidiaries are collectively referred to as the “Company”). This Senior Executive Change-in-Control Severance Plan constitutes the plan document and summary plan description for the Plan.
Article 1. Who is Eligible for Participation in the Plan
a.	Eligible Executives. Those executives of the Company who have been notified that they are subject to Dover’s Senior Executive Shareholding Guidelines, as in effect from time to time, and, on the date of a “Change of Control” (as defined in Article 14), remain subject to such guidelines, shall be eligible to receive Severance Payments under the Plan.

b.	Effect of Employment Agreement. You shall not be eligible to participate in the Plan if you are party to a written agreement with the Company that provides for severance payments to you upon, or following, the termination of your employment or following a Change-in-Control of the Company.

c.	Other Plans. If you are eligible to participate in this Plan, you shall not be eligible to participate in, or to receive any severance benefits under, any other severance plan, policy, practice, or arrangement maintained by the Company. If you become eligible to receive Severance Payments under this Plan, you shall not be eligible to receive Severance Payments under the Dover Corporation Executive Severance Plan.
Article 2. How Do You Become Eligible for Severance Payments under the Plan
You will be eligible for Severance Payments if you are an Eligible Employee as of the date of a Change of Control and, within eighteen (18) months following a Change-in-Control:
a.	Termination Without Cause. Your employment is terminated by the Company without “Cause” (as defined in Article 14) (“Termination Without Cause”); or

b.	Good Reason Termination. You terminate your employment with the Company for “Good Reason” (as defined in Article 14) by giving a notice of termination for Good Reason under the procedures set forth in this Article 2 (“Good Reason Termination”);
•	You may elect to terminate your employment for Good Reason by giving written notice to the Company of the events constituting Good Reason within eighteen (18) months after a Change-in-Control. The notice of termination for Good Reason shall be effective thirty (30) days after it is provided by you if the

Company shall fail to cure the events constituting Good Reason within such thirty (30) day notice period. In order to be effective, you must give the notice of a Good Reason termination within sixty (60) days after the event(s) that constitute Good Reason first occur and within eighteen (18) months after a Change-in-Control.

•	The Company may waive all or part of the thirty (30) day notice required to be given by you by giving written notice to you.
Article 3. What Events Make You Ineligible for Severance Payments under the Plan
You shall not be entitled to receive Severance Payments under this Plan if any of the following disqualifying events occur:
a.	Death or Disability. Your employment terminates due to death or, at the option of the Company, upon your “Disability” (as defined in Article 14);

b.	Voluntary Termination. You terminate your employment with the Company or a successor for any reason, including without limitation retirement, other than for Good Reason (“Voluntary Termination”). A Voluntary Termination includes, without limitation, a termination by you (i) after a failure by you to give a timely notice of termination for Good Reason, or (ii) after the Company timely cures the event(s) that are claimed to constitute Good Reason.

c.	Termination for Cause. Your employment with the Company is terminated for Cause (“Termination for Cause”);
•	Your employment may be terminated for Cause by the Company effective upon the giving of written notice to you of such Termination for Cause, or effective upon another date as specified in such notice (“Notice of Termination for Cause”).

•	If within one (1) year after your employment terminates as the result of Good Reason Termination or Termination Without Cause, the Company determines that your employment could have been Terminated for Cause, your prior termination shall be recharacterized as a Termination for Cause upon the Company giving written notice to you (or to your estate in the event of your death). You (or your estate) shall have thirty (30) days to provide a written response to the Company. To the extent that the Company does not reverse its determination after receipt of your response, if any, you (or your estate) shall be obligated promptly to repay any Severance Payments paid to you under the Plan. The Company may take appropriate legal action to seek to recover any Severance Payments from you or your estate.
d.	Sale. You work for a division, subdivision, plant, location, or entity which is sold or otherwise transferred to an entity other than Dover and its Subsidiaries in a transaction that does not constitute a Change-in-Control, regardless of whether the new owner offers continued or comparable employment to you.

e.	New Employer. You begin working for another employer (whether regular or temporary and whether full-time or part-time) in any capacity, including as a consultant or independent contractor, before your “Date of Termination” (as defined in Article 14). You are required to immediately notify the Company in writing if you begin another job prior to your Date of Termination.
Article 4. What Amounts Other than Severance Payments May be Payable to You
Regardless of whether you are eligible for Severance Payments under the Plan, you may be entitled to receive benefits (other than severance payments) for which you are expressly eligible following your Date of Termination to the extent you are entitled under the terms and conditions of any other plans, policies, programs and/or arrangements of the Company, including without limitation, continuation health benefits under the federal law known as COBRA, amounts payable or benefits provided under the Dover Corporation 2005 Equity and Cash Incentive Plan and any successor plan (the “2005 Plan”), the Dover Corporation Pension Replacement Plan, the Dover Corporation Deferred Compensation Plan, the Dover Corporation Pension Plan, and the Dover Corporation Retirement Savings Plan.
Article 5. What Severance Payments Are Payable under the Plan
If you are eligible to receive Severance Payments under Article 2 above, and you have not become ineligible for the receipt of such Severance Payments due to a disqualifying event as described in Article 3 above or other provisions of the Plan, you shall be entitled to the following severance payments (the “Severance Payments”):
•	A lump sum payment payable sixty (60) days following your Date of Termination equal to 2.99 (2.0 for a Date of Termination that occurs after December 31, 2015) multiplied by the sum of (i) your annual base salary on your Date of Termination (or, if higher, on the date of the Change-in-Control), and (ii) your target annual incentive bonus for the year in which the Date of Termination occurs (or, if higher, on the date of the Change-in-Control).

•	A lump sum payment payable sixty (60) days following your Date of Termination equal to the then cost of COBRA health continuation coverage for yourself and covered family members for twelve months based on the level of health coverage, if any, in effect on your Date of Termination.

•	If you die before receipt of all Severance Payments to which you are entitled, any payments due to you will be paid to your estate at the time they would have been payable to you.

•	The Company’s obligations to make Severance Payments to you are conditioned upon your timely execution (without revocation) of a separation agreement and a general release of all claims related to your employment and the termination of your employment in a form satisfactory to Dover (the “Separation Agreement and Release”). The Separation Agreement and Release shall include a confidentiality covenant, a non-disparagement covenant, a covenant for the protection of intellectual property, and a non-competition and non-solicitation restriction for twelve (12) months from the Date of Termination, as more fully set forth in such Separation Agreement and Release. If you should fail to execute such Separation Agreement and Release within forty-five (45) days following the Date of Termination or should you later revoke or violate the Separation Agreement and Release, the Company shall not have any obligation to make the payments contemplated under this Plan and you shall refund any Severance Payments made to you.
Article 6. Claw-Back Provisions
In addition to the right of the Company under Article 3(c) and Article 5 to recover amounts paid to you, in the event that you shall (i) breach the non-competition, non-disparagement, non-solicitation, confidentiality, intellectual property or other covenants or provisions of the Separation Agreement and Release, or (ii) be required by any claw-back policies of the Company, as in effect from time to time, or by applicable law, to refund payments received from the Company as the result of a restatement of the Company’s financial statements or other events or conduct as may be specified in such policies from time to time or as may be required by applicable law, you shall be obligated promptly to refund the Severance Payments made to you. The Company may take appropriate legal action to seek to recover any Severance Payments from you or your estate.
Article 7. Income Taxes
Severance Payments are subject to all applicable federal, state, local and non-U.S. tax withholdings.
Article 8. Section 409A of the Code
Notwithstanding any other provision of the Plan, if any payment, compensation or other benefit provided to you in connection with your employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Code”) and you are a “specified employee” as defined in Code Section 409A(a)(2)(b)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after your Date of Termination (such date, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between your Date of Termination and the New Payment Date shall be paid to you in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled in accordance with the terms of the Plan. If you die during the period between the Date of Termination and the New Payment Date, the amounts withheld on account of Code Section 409A shall be paid to your estate within ninety (90) days of your death.

For the avoidance of doubt, up to two (2) times the lesser of: (i) your Base Salary for the year preceding the year in which your Date of Termination occurs; and (ii) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which your Date of Termination occurs, shall be paid in accordance with the schedule set forth in Article 5, without regard to such six (6) month delay.
The provisions of the Plan are intended to be exempt from, or to comply with, the requirements of Code Section 409A, including without limitation, with the separation pay exemption and short-term deferral exemption of Code Section 409A. The Plan shall in all respects be administered in accordance with Code Section 409A and shall be interpreted in a manner to conform to the requirements of Code Section 409A. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by Code Section 409A or an applicable exemption.
All payments to be made upon a termination of employment under the Plan may only be made upon a “separation from service” under Code Section 409A.
For purposes of Code Section 409A, the right to a series of installment payments under the Plan shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment.
Article 9. Excess Parachute Payments
In the event that the Company determines that any payment or distribution to you by the Company in connection with a Change-in-Control, whether paid or payable under this Plan or by reason of any other agreement, policy, plan, program or arrangement, including without limitation, any outstanding award or right under the 2005 Plan, the Dover Corporation Pension Replacement Plan, or the Dover Corporation Deferred Compensation Plan (a “Payment”) would be subject to the excise tax imposed by Code Section 4999 (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), and you would receive a greater net after-tax amount (taking into account all applicable taxes payable by you, including any excise tax under Code Section 4999) by applying the reduction contained in this Article 9, then the Severance Payments to you under this Plan shall be reduced (but not below zero) to the maximum amount which may be paid without you becoming subject to such an excise tax under Code Section 4999 (such reduced payments to be referred to as the “Payment Cap”). In the event that you are subject to the Payment Cap, the Company shall reduce payments to you under this Plan in reverse chronological order such that the last payments to be made to you will be reduced first until the Payment Cap is reached. The tax and benefit calculations contemplated by this paragraph shall be performed by Dover’s accountants or tax counsel, the fees of which shall be paid by Dover, including any fees incurred in connection with the audit of your tax return or appeal from any assessment.

Article 10. Administration of Plan
The “Plan Administrator” (as defined in Article 14) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply, and interpret the Plan and to decide all matters arising in connection with the operation or administration of the Plan to the extent not retained by Dover as set forth herein. Without limiting the generality of the foregoing, the Plan Administrator shall have the sole and absolute discretionary authority to:
•	Make determinations as to whether an employee is, or is not, an Eligible Executive;

•	Take all actions and make all decisions with respect to the eligibility for, and the amount of, Severance Payments payable under the Plan;

•	Formulate, interpret and apply rules, regulations, and policies necessary to administer the Plan in accordance with its terms;

•	Decide questions, including legal or factual questions, with regard to any matter related to the Plan;

•	Construe and interpret the terms and provisions of the Plan and all documents which relate to the Plan and decide any and all matters arising thereunder including the right to remedy possible ambiguities, inconsistencies or omissions;

•	Investigate and make such factual or other determinations as shall be necessary or advisable for the resolution of appeals of adverse determinations under the Plan; and

•	Process, and approve or deny, claims for Severance Payments under the Plan and any appeals.
All determinations made by the Plan Administrator as to any question involving its respective responsibilities, powers and duties under the Plan shall be final and binding on all parties, to the maximum extent permitted by law. All determinations by Dover referred to in the Plan shall be made by Dover in its capacity as an employer and settlor of the Plan.
Article 11. Modification or Termination of Plan
Dover reserves the right, in its sole and absolute discretion, to amend, modify, or terminate the Plan, in whole or in part, including any or all of the provisions of the Plan, for any reason, at any time, by action of the Compensation Committee of Dover’s Board of Directors (“Compensation Committee”). This Plan does not give an Eligible Executive any vested right to Severance Payments. If the Plan is amended or terminated, your rights to receive Severance Payments may be eliminated. No individual may become entitled to benefits or other rights under the Plan after the Plan is terminated. In the event that an amendment to the Plan to be effective on or after a Change-in-Control is in the aggregate materially adverse to you (taking into account any aspects of such amendments that are beneficial to you), or the Plan is terminated on or after a Change-in-Control, no such amendment or termination shall be effective before the second anniversary of the Change-in-Control. In the event that a Change-in-Control occurs within twelve months after the effective date of an amendment to the Plan that is in the aggregate materially adverse to you (taking into account any aspects of such amendments that are beneficial to you), or the Plan is terminated twelve months prior to a Change-in-Control, such amendment or termination shall not be effective.
Article 12. Claims and Appeal Procedures
The Plan Administrator shall make a determination in connection with the termination of employment of an Eligible Executive as to whether a Severance Payment under the Plan is payable to such Eligible Executive and the amount thereof, taking into consideration any determination made by Dover as to the circumstances regarding the termination, the potential applicability of a disqualifying event, or the Plan Administrator’s decision as to whether an employee is an Eligible Employee under the Plan. The Plan Administrator shall advise any Eligible Executive it determines is entitled to Severance Payments under the Plan as to the amount of Severance Payments payable under the Plan. The Plan Administrator may delegate any or all of its responsibilities under this section.
a. Claim Procedures
Each Eligible Executive or his or her authorized representative (each, the “Claimant”) claiming Severance Payments under the Plan who has not been advised by the Plan Administrator as to his or her eligibility for Severance Payments, disagrees with a determination that he or she is not eligible for Severance Payments, disagrees with the amount of any Severance Payments awarded under the Plan, or disagrees with a decision to require him or her to repay an amount under the Plan, is eligible to file a written claim with the Plan Administrator.
Within ninety (90) days after receiving the claim, the Plan Administrator will decide whether or not to approve the claim. The ninety (90)-day period may be extended by the Plan Administrator up to an additional ninety (90)-day period if special circumstances require an extension of time to consider the claim. If the Plan Administrator extends the ninety (90)-day period, the Claimant will be notified in writing before the expiration of the initial ninety (90)-day period as to the length of the extension and the special circumstances that necessitate the extension.
If the claim is denied, the Plan Administrator shall set forth in writing (which notice may be electronic) the reasons for the denial; the relevant provisions of the Plan on which the decision is made; a description of the Plan’s claim appeal procedures; and, if additional material or information is necessary to perfect the claim, an explanation of why such material or information is necessary. The notice will also include a statement regarding the procedures for the Claimant to file a request for review of the claim denial as set forth in the “Appeal Procedures” sub-section below and the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following a claim denial on appeal.
b. Appeal Procedures
If a claim has been denied by the Plan Administrator and the Claimant wishes further consideration and review of his or her claim, he or she must file an appeal of the denial of the claim to the Plan Administrator no later than sixty (60) days after the receipt of the written notification of the Plan Administrator’s denial. In connection with his or her appeal, the Claimant may request the opportunity to review relevant documents prior to submission of a written statement, submit documents, records and comments in writing, and receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for Severance Payments under the Plan. The review of the appeal by the Plan Administrator will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim.
The Plan Administrator will notify the Claimant in writing (which notice may be electronic) of the Plan Administrator’s decision with respect to its review of the appeal within sixty (60) days of the receipt of the request for a review of the claim. Due to special circumstances, the Plan Administrator may extend the time to reach a decision with respect to the appeal of the claim denial, in which case the Plan Administrator will notify the Claimant in writing before the expiration of the initial 60-day period as to the length of the extension and the special circumstances that necessitate such extension and render a decision as soon as possible, but not later than one hundred twenty (120) days following the receipt of the Claimant’s request for appeal.
If the appeal is denied, the Plan Administrator will set forth in writing (which notice may be electronic) the specific reasons for the denial and references to the relevant Plan provisions on which the determination of the denial is based. The notice will also include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
c. Exhaustion of Remedies under the Plan
A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within one (1) year of the date the final decision on the adverse benefit determination on review is issued or should have been issued or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator. A Claimant may bring an action under ERISA only after he or she has exhausted the Plan’s claims and appeal procedures.
Article 13. Miscellaneous Provisions
•	The records of the Company with respect to employment history, compensation, absences, illnesses, and all other relevant matters shall be conclusive for all purposes of this Plan.

•	The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not to conflict with the preceding sentence, the construction and administration of the Plan shall be in accordance with the laws of the state of Illinois applicable to contracts made and to be performed within the state of Illinois (without reference to its conflicts of law provisions).

•	Nothing contained in this Plan shall be held or construed to create any liability upon the Company to retain any employee in its service or to change the employee-at-will status of any employee. All employees shall remain subject to the same terms and conditions of employment and discharge or discipline to the same extent as if the Plan had not been put into effect. An employee’s failure to qualify for, or receive, a Severance Payment under the Plan shall not establish any right to (i) continuation or reinstatement, or (ii) any benefits in lieu of Severance Payments.

•	The Company has the right to cancel a proposed termination of employment or reschedule a termination date at any time before your employment terminates. You will not become eligible for Severance Payments if your termination date is cancelled or if you voluntarily terminate employment before the termination date specified or rescheduled by the Company.

•	Severance Payments under this Plan are not intended to duplicate such payments and benefits as may be provided under state, local or federal plant shut down, mass layoff or similar laws, such as the WARN Act. Should payments or benefits under such laws become payable to you, payments under this Plan will be offset or, alternatively, Severance Payments previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations to the extent permitted by applicable law. In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so.

•	At all times, payments under the Plan shall be made from the general assets of the Company.

•	Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, the balance of the Plan shall remain in effect, unless it is amended or terminated as provided in the Plan.

•	Except as required by law, the Severance Payments will not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause such payments to be so subjected will not be recognized.

•	If any overpayment is made under the Plan for any reason, the Plan Administrator will have the right to recover the overpayment.

•	The Company shall cause this Plan to be assumed by a successor of the Company, whether such succession occurs by merger, asset sale or otherwise.

•	Any notice or other written communication required or permitted pursuant to the terms of the Plan shall have been duly given (i) immediately when delivered by hand, (ii) three days after being mailed by United States Mail, first class, postage prepaid (or such local equivalent thereof), addressed to the intended recipient at his, her or its last known address, (iii) on the next business day after deposit with a courier or overnight delivery service post paid for next-day delivery and addressed in accordance with the last known address, or (iv) immediately upon delivery by facsimile or email to the telephone number or email address provided by a party for the receipt of notice.
Article 14. Definitions

Beneficial
Owner
Cause
Shall have the meaning set forth in Rule 13d-3 under the “Securities Exchange Act of 1934” (“Exchange Act”), except that a “Person” (as defined in this Article 14) shall not be deemed to be the “Beneficial Owner” of any securities which are properly reported on a Form 13-F.
•	You have engaged in conduct that constitutes willful misconduct, dishonesty, or gross negligence in the performance of your duties; you breach your fiduciary duties to your employer; or your willful failure to carry out the lawful directions of the person(s) to whom you report;

•	You have engaged in conduct which is demonstrably and materially injurious to your employer, or that materially harms the reputation, good will, or business of your employer;

•	You have engaged in conduct which is reported in the general or trade press or otherwise achieves general notoriety and which is scandalous, immoral or illegal;

•	You have been convicted of, or entered a plea of guilty or nolo contendere (or similar plea) to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude, dishonesty or fraud;

•	You have been found liable in any Securities and Exchange Commission or other civil or criminal securities law action or any cease and desist order applicable to you is entered (regardless of whether or not you admit or deny liability);

•	You have used or disclosed, without authorization, confidential or proprietary information of Dover or its Subsidiaries; you have breached any written agreement with the Company not to disclose any information pertaining to Dover or its Subsidiaries or their customers, suppliers and businesses; or you have breached any agreement relating to non-solicitation, non-competition, or the ownership or protection of the intellectual property of Dover or its Subsidiaries; or

•	You have breached any of the Company’s policies applicable to you, whether currently in effect or adopted after the Effective Date of the Plan.

Change-in-
Control
A Change-in-Control shall be deemed to have taken place upon the occurrence of any of the following events:
     (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Dover (not including in the securities beneficially owned by such Person, any securities acquired directly from Dover or its affiliates) representing 20% or more of either the then outstanding shares of common stock of Dover or the combined voting power of Dover’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of sub-paragraph (iii) below. For purposes of this definition, the term “affiliate” shall mean any entity that directly or indirectly controls, is controlled by, or is under common control with Dover; or
     (ii) the following individuals cease for any reason to constitute a majority of the members of Dover’s Board of Directors then serving: individuals who, on the Effective Date of the Plan, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Dover) whose appointment or election by the Board or nomination for election by Dover’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
     (iii) there is consummated a merger or consolidation of Dover or any direct or indirect subsidiary of Dover with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Dover outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of Dover or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Dover (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Dover (not including in the securities Beneficially Owned by such Person any securities acquired directly from Dover or its affiliates) representing 20% or more of either the then outstanding shares of common stock of Dover or the combined voting power of Dover’s then outstanding securities; or

Date of Termination
Disability
Good Reason
Plan
     (iv) the stockholders of Dover approve a plan of complete liquidation or dissolution of Dover or an agreement is entered into for the sale or disposition by Dover of all or substantially all of Dover’s assets, other than a sale or disposition by Dover of all or substantially all of Dover’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of Dover in substantially the same proportions as their ownership of Dover immediately prior to such transaction or series of transactions.
The date on which you incur a termination of employment or such other date on which you incur a “separation from service” determined under the provisions set forth in Section 1.409A-1(h) of the Treasury Regulations or any successor provisions. Pursuant to such provisions, you will be treated as no longer performing services for the Company when the level of services you perform for the Company decreases to a level equal to 20% or less of the average level of services performed by you during the immediately preceding thirty-six (36) months.
Disability shall be defined as set forth under the Company-sponsored Long-Term Disability Benefits Plan that covers you, as such plan shall be in effect from time to time. Any dispute concerning whether you are deemed to have suffered a Disability for purposes of the Plan shall be resolved in accordance with the dispute resolution procedures set forth in the Company-sponsored Long-Term Disability Benefits Plan in which you participate.
The occurrence of any of the following events without your written consent:
•	A material reduction in (i) the rate of your annual base salary (other than a salary reduction not to exceed 10% that applies to all other Eligible Executives in the Plan), (ii) the target level of your annual bonus, or (iii) the grant value to you of your long-term incentive awards;
•	Any material and adverse change in your title;
•	Any material and adverse reduction in your authorities, responsibilities, or reporting relationships; or
•	The relocation of your principal place of employment to a location more than fifty (50) miles from your principal place of employment (unless such relocation does not increase your commute by more than twenty (20) miles), except for required travel on the Company’s business.
With respect to Severance Payments payable to the President and Chief

Administrator
Person
Subsidiary
Executive Officer, the Chief Operating Officer, or the Vice President- Human Resources, the Compensation Committee. With respect to all other matters under the plan, the Vice President- Human Resources of Dover or successor position.
Shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Dover or any of its affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Dover or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of Dover in substantially the same proportions as their ownership of stock of Dover.
An entity in which Dover owns, directly or indirectly, at least 50% of the equity or voting interests

Article 15. Effective Date of Plan
The Plan is effective as of November 3, 2010.

SUMMARY OF ERISA RIGHTS
Your Rights Under ERISA
The Department of Labor has issued regulations that require the Company to provide you with a statement of your rights under ERISA with respect to this Plan. The following statement was designated by the Department of Labor to satisfy this requirement and is presented accordingly.
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:
Receive Information About Your Plan and Benefits
1.	Examine, without charge, all Plan documents and copies of all documents filed by Dover with the Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration. This includes annual reports and Plan descriptions. All such documents are available for review from the Dover Human Resources Department.

2.	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and any updated summary plan description. The Plan Administrator may charge you a reasonable fee for the copies.

3.	Receive a summary of the Plan’s annual financial report. Once each year, the Plan Administrator will send you a Summary Annual Report of the Plan’s financial activities at no charge.
Prudent Action by Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called fiduciaries of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants.
No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA.
Enforcing Your Rights
If your claim for Severance Payments is denied or ignored in whole or in part, you have a right to receive a written explanation of the reason for the denial, to obtain copies of documents related to the decision without charge, and to appeal any denial, all within certain time schedules. You have the right to have your claim reviewed and reconsidered as explained in the “Claims and Appeal Procedures” section.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for Severance Payments which is denied or ignored, in whole or in part, you may file suit in a state or federal court after you have exhausted the Plan’s claims and appeal procedures as described in the section “Claims and Appeal Procedures” hereof. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the Department of Labor, or you may file suit in a federal court.
The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about the Plan, you should contact the Plan Administrator through the Dover Human Resources Department. They will be glad to help you. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest Area Office of the Employee Benefits Security Administration, Department of Labor, listed in your telephone directory, or you may contact:
The Division of Technical Assistance and Inquiries
Employee Benefits Security Administration,
Department of Labor
200 Constitution Avenue, N.W., Room 5N625
Washington, DC 20210
1-866-444-EBSA (1-866-444-3272)
www.dol.gov/ebsa (for general information)
www.askebsa.dol.gov (for electronic inquiries)
You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.
Administrative Facts

Plan Name
Plan Sponsor
Dover Corporation Senior Executive Change-in-Control Severance Plan
Dover Corporation
Highland Landmark V
3005 Highland Parkway, Suite 200
Downers Grove, Illinois 60515 USA
1-630-541-1540

Type of Plan
Source of Contributions to Plan
Plan Year
Employer Identification Number
Plan Number
Plan Administrator
Agent for Receiving Service of Legal Process
The Plan is a welfare benefit plan that provides severance benefits
Employer payments from general corporate assets
The Plan Year is January 1 through December 31
53-0257888
[__]
Dover Corporation
Highland Landmark V
3005 Highland Parkway, Suite 200
Downers Grove, Illinois 60515 USA
1-630-541-1540
General Counsel
Dover Corporation
Highland Landmark V
3005 Highland Parkway, Suite 200
Downers Grove, Illinois 60515 USA
1-630-541-1540
Legal Process can also be served on the Plan
Administrator

Contact Information
If you have questions about this Plan, please contact Dover Human Resources at the phone numbers below and they will provide you with this information.
Dover Human Resources
Phone: (630) 743-5067
Fax:     (630) 743-2670
E-Mail: dbw@dovercorp.com